PAGE 1

                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 13, 1997, relating to the financial statements of the Reserve Investment Funds, Inc. (comprised of the Government Reserve Investment Fund and the Reserve Investment Fund), which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in the Statement of Additional Information.


/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Baltimore, Maryland
September 18, 1997